Exhibit 5.1

919 Third Avenue New York, NY 10022 Tel 212 909 6000 Fax 212 909 6836 www.debevoise.com

August 6, 2013

Landstar System, Inc.

13410 Sutton Park Drive South

Jacksonville, Florida 32224

Dear Sirs:

We have acted as counsel to Landstar System, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) relating to 115,000 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), to be issued pursuant to the Landstar System, Inc. 2013 Directors Stock Compensation Plan (the “Plan”).

We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Plan and such other corporate records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

Based on the foregoing, we are of the opinion that the authorized but not previously issued shares of Common Stock that may be issued under the Plan have been duly authorized and when issued in accordance with the terms of the Plan will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

New York  —  Washington, D.C.  —  London  —  Paris  —   Frankfurt  —  Moscow  —  Hong Kong  —  Shanghai